Exhibit 10.1

OREXIGEN THERAPEUTICS, INC.

AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OCTOBER 30, 2009

Reference is made to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated December 16, 2008 by and between OREXIGEN THERAPEUTICS, INC. (the “Orexigen”) with its principal place of business located at 3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA 92037 and GRAHAM COOPER (“Executive”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the parties desire to amend certain terms of the Agreement in accordance with the terms hereof (this “Amendment”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

1.	Article III, Section 3.4 of the Agreement shall be amended and restated in its entirety as follows:

“3.4 Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with services rendered on behalf of the Company subject to Executive providing the Company with appropriate substantiation in accordance with Company policy. Any amounts payable under Section 3.4 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year that immediately follows the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3.4 during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit or payment.

Notwithstanding the foregoing, Executive shall not be entitled to receive reimbursement from the Company to offset commuting costs associated with Executive’s expected attendance at the Company’s corporate offices in San Diego, California incurred after the date of this Amendment. Executive shall receive a lump sum cash payment from the Company equal to $170,000, less required tax withholdings, in recognition of Executive’s commuting costs associated with the expected attendance at the Company’s corporate offices in San Diego, California. Executive shall under no circumstances be entitled to or otherwise be deemed to have earned such cash payment unless and until such cash payment is paid to Executive, which payment shall be no later than December 31, 2009.”

2.	The Agreement and this Amendment represent the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.

3.	This Amendment and the rights and obligations of the parties hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

4.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

5.	Except for the matters set forth in this Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth above.

OREXIGEN THERAPEUTICS, INC.

By:	/S/ MICHAEL A. NARACHI
Name:	Michael A. Narachi
Title:	President and Chief Executive Officer

Accepted and agreed:

/s/ Graham Cooper
Graham Cooper

[Signature Page to Amendment No. 1 to G. Cooper Employment Agreement]